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                      November 7, 2023

       Ronald Tam
       Co-Chief Financial Officer
       Huize Holding Limited
       49/F, Building T1, Qianhai Financial Centre, Linhai Avenue
       Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen 518000
       People   s Republic of China

                                                        Re: Huize Holding
Limited
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-39216

       Dear Ronald Tam:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Disclosure Review Program
       cc:                                              Haiping Li, Esq.